Free Writing Prospectus, dated November 18, 2009	Filed Pursuant to Rule 433(d)
(To Prospectus, dated February 10, 2009 and	Registration Statement 333-145845
Prospectus Supplement, dated November 18, 2009)

Final Term Sheet:

Issuer:	Barclays Bank PLC

Expected Issue Ratings[1]:	Aa3 (Moody’s) / AA- (S&P) / AA- (Fitch)

Status:	Senior / Unsecured / Unsubordinated

Legal Format:	SEC registered

Principal Amount:	USD 2,000,000,000

Trade Date:	18 November 2009

Settlement Date:	23 November 2009

Maturity Date:	23 January 2013

Coupon:	2.50%

Interest Payment Dates:	Semi-annually on the 23 of each January and July, commencing on 23 July 2010 and ending on the Maturity Date

Coupon Calculation:	30/360, unadjusted

Business Days:	New York, London

Benchmark Treasury:	UST 1.375% Nov 2012

Spread to Benchmark:	+128bps

Reoffer Yield:	2.543%

Issue Price:	99.867%

Underwriting Discount:	0.225 per cent

Net Proceeds:	USD 1,992,840,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	BNP Paribas Securities Corp., UBS Securities LLC, Natixis Bleichroeder Inc., Lloyds TSB Bank plc, ING Financial Markets LLC, Bayerische Landesbank, U.S. Bancorp Investments Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Morgan Keegan & Company, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Comerica Securities Inc., RBC Capital Markets Corporation

Form:	Registered Notes

Denominations:	USD 100,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06739FGP09 / 06739F GP0

Listing:	None

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) related to this offering. Before you invest, you should read the prospectus related to this offering in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.

1 Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.